Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into on August 1, 2003, by and between Doctors Practice Management, Inc., a Texas corporation (the “Company”) and James Baxter (the “Employee”).

1.	EMPLOYMENT: The Company hereby agrees to employ the Employee and Employee hereby accepts employment as an Executive Vice President. The Employees duties shall include investor relations, financing transactions and special projects and other duties as assigned by the CEO. The Employee shall report directly to the Chief Executive Officer of the Company.

2.	TERM: Unless terminated earlier pursuant to paragraph 4, the term of employment shall be for a period of 3 years.

3.	COMPENSATION & OTHER BENEFITS: As compensation, Employee shall receive the following:

•	An annual salary of $160,000 per year plus an auto allowance of $20,000 per year.

•	A stock option for the purchase of up to One Hundred Thousand (100,000) shares of the common stock of Dynacq International, Inc. Said options may be exercised at the average price per share on the date of the execution of this agreement. In the event the Employee’s employment is terminated, vested options may be exercised for 90 days after the termination of employment and shall thereafter lapse. Said options shall vest as follows:

i.	On July 31, 2004: 30,000 options;

ii.	On July 31, 2005: 30,000 options

iii.	On July 31, 2006: 40,000 options

•	Relocation Expenses in the amount of $10,000.

•	One country club membership to include initiation fee and dues.

•	The right to participate in any Medical benefit plan, company incentive bonus, 401K, and/or pension plan offered by the Company to officers and senior management.

4.	TERMINATION OF EMPLOYMENT

•	The Company may terminate this Agreement for Cause. “Cause” is defined as: (i) the Employee has knowingly committed a serious act, such as fraud, embezzlement or theft, against the Company, intending to enrich himself at the expense of the Company; (ii) the Employee is knowingly involved in a transaction in connection with the performance of his duties that is adverse to the interests of the Company and is engaged in for personal profit; (iii) the Employee has engaged in conduct that causes a material injury to the Company; (iv) the Employee is convicted of a felony involving moral turpitude; (v) the Employee is guilty of neglect or misconduct in carrying out his duties; (vi) the Employee has breached (as determined by the written legal advice or opinion of independent outside counsel appointed by the Compensation Committee) any legal duty owed to the Company, including, but not limited to, breach of the duty of loyalty, receiving improper benefits, not disclosing material conflicts of interest or an act or omission for which the liability of an officer or director is expressly provided for by statute.

•	If Employee’s employment is terminated without cause, employee shall be entitled to receive six (6) months severance pay and shall have three (3) months after the termination of employment to exercise any options which would have been exercisable under the incentive stock option agreement in year one, year two or year three from the vesting date based upon the applicable vesting percentage for that year determined by multiplying the fraction the numerator of which is the total number of days of employment in the applicable year of termination (whether year one, year two or year three from the vesting date) divided by 365 days, multiplied by 30,000 option shares in year one or year two or, if year three, by 40,000 option shares.

•	The Employee may voluntarily terminate his employment under this Agreement at any time by providing written notice to the Company.

5.	AMENDMENT: This Agreement may not be amended, modified, waived except by a written instrument signed by the party against whom enforcement of any such modification, amendment or waiver is sought.

6.	VENUE AND JURISDICTION: Venue and jurisdiction for any action arising hereunder shall be exclusively in the federal and state courts of Harris County, Texas.

7.	SUPERSEDES PRIOR AGREEMENT: This Incentive Option Agreement shall supersede and replace all prior oral agreements and understandings, and any written agreements or understandings.

/s/ James Baxter
James Baxter

Doctors Practice Management, Inc.

By:	/s/ Philip Chan
Name:	Mr. Philip Chan
Title:	President

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